Exhibit 10.15

SEPARATION AND ARBITRATION AGREEMENT AND GENERAL RELEASE

This Separation and Arbitration Agreement and General Release (“Agreement”) is entered into between Michael Silva (“Employee” or “you”) and CCC Intelligent Solutions Holdings Inc. (“CCC” or “Company”), including any division thereof, any current parent, subsidiary, affiliated entity or related entity, or any predecessors, successors and assigns of any of the foregoing, and any current or former officer, director, trustee, agent, partner, employee, shareholder, representative, attorney or insurer (collectively the “Company Released Parties”). This Agreement shall be effective as of the Effective Date (as defined below).

In consideration of the mutual covenants and other valuable consideration in this Agreement, which Employee acknowledges are adequate, the parties agree as follows:

1. Termination Date. You acknowledge that your employment with the Company will end, and the Employment Agreement (as defined below) shall terminate, on December 31, 2024 (the “Termination Date”). Effective as of the Termination Date, you will automatically be deemed to have resigned from your position with the Company, and as a director, manager, officer, or any other position with the Company or any of its subsidiaries or affiliates, and you hereby agree to promptly execute such additional documentation as the Company may request to effectuate the foregoing. The Termination Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its subsidiaries or affiliates. Within thirty (30) days of the Termination Date (or such earlier date as required by applicable law), you will receive the following: (a) any accrued but unpaid base salary earned by you through the Termination Date; (b) reimbursement for any unreimbursed business expenses incurred through the Termination Date in accordance with the Company’s applicable policies; and (c) all other accrued but unpaid payments, benefits or fringe benefits (which, for the avoidance of doubt, shall not include any severance payments or benefits) to which you are entitled under the terms of any applicable employee benefit plans or programs sponsored by or through the Company or any of its affiliates or subsidiaries or by applicable law.

2. Consideration. You and the Company are parties to the following agreements, each as amended from time to time in accordance with its terms: (i) that certain Performance Restricted Stock Unit (Revenue CAGR) Grant Notice and Performance Restricted Stock Unit (Revenue CAGR) Grant Agreement dated as of October 19, 2022, (ii) that certain Performance Restricted Stock Unit (TSR) Grant Notice and Performance Restricted Stock Unit (TSR) Grant Agreement dated as of October 19, 2022, (iii) that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Grant Agreement dated as of March 6, 2023, (iv) that certain Performance Restricted Stock Unit (Revenue CAGR) Grant Notice and Performance Restricted Stock Unit (Revenue CAGR) Grant Agreement dated as of March 6, 2023, (v) that certain Performance Restricted Stock Unit (EBITDA) Grant Notice and Performance Restricted Stock Unit (EBITDA) Grant Agreement dated as of March 6, 2023, (vi) that certain Restricted Stock Unit Grant Notice and Restricted Stock Unit Grant Agreement dated as of March 6, 2024, (vii) that certain Performance Restricted Stock Unit (Revenue CAGR) Grant Notice and Performance Restricted Stock Unit (Revenue CAGR) Grant Agreement dated as of March 6, 2024, and (viii) that certain Performance Restricted Stock Unit (EBITDA) Grant Notice and Performance Restricted Stock Unit (EBITDA) Grant Agreement dated as of March 6, 2024 (collectively, all such agreements set forth in subparts (i) through (viii) hereof, the “Grant Agreements”); and (ix) that certain Employment Agreement between you and CCC Intelligent Solutions Holdings Inc. dated and made effective as of October 7, 2022 (the “Employment Agreement”).

In exchange for your agreement to the promises contained in this Agreement, and your agreement to release and waive all potential disputes you may have against the Company Released Parties, assuming prior receipt by CCC of this executed Agreement, your continued compliance with any applicable restrictive covenants (including, without limitation, your obligations set forth in Paragraph 24 below), and the occurrence of the Re-Execution Effective Date (as defined below) in accordance with Paragraph 3 below, you will receive the following (collectively, the “Separation Benefits”):

a. Payment of (i) twenty-six (26) installments of Eighteen Thousand Three-Hundred and Sixty Dollars ($18,360.00), payable during the twelve (12)-month period following the Termination Date in accordance with the Company’s standard payroll practices, subject to Paragraph 23 hereof; and (ii) a one-time lump sum equal to One Hundred Sixty-Two Thousand Three Hundred and Two Dollars ($162,302), payable on the next available pay date following the Re-Execution Effective Date (collectively, these payments the “Separation Sum”), in each instance less deductions for federal, state, and social security taxes. This Separation Sum shall cover all alleged wage-based damages for which a Form W-2 shall be issued to you. The Separation Sum shall be made payable to Michael Silva and shall be delivered through direct deposit into the bank account on file with the Company. The Company makes no representation as to the tax consequences or liability arising from said Separation Sum.

b. Provided you elect to continue health coverage under COBRA, the Company will pay (or cause to be paid) the employer portion of your medical, vision and dental insurance coverage under COBRA (the “Health Benefits Continuation”) for twelve (12) months following the Termination Date. You shall be responsible for payment of your monthly premium, which is billed directly to you by the Company’s third-party COBRA administrator. In the event that you do not pay your monthly premium, you shall not receive or otherwise be entitled to any corresponding Health Benefits Continuation payments. Upon your eligibility for medical, vision and/or dental insurance coverage from a new employer, the Company’s obligation to pay Health Benefits Continuation payments pursuant to this Paragraph 2.b is effectively terminated. To that end, you must immediately notify the Company of any such eligibility. For the avoidance of doubt, beyond the twelve (12) month period after the Termination Date, you may extend your health care coverage under COBRA for an additional six (6) months; provided the Company will not continue to pay the employer portion of the related premiums for such six (6) month period.

c. Notwithstanding anything to the contrary set forth in the Grant Agreements, you and the Company agree that, effective as of the Re-Execution Effective Date:

i.
The Restricted Stock Unit Grant Notices and Restricted Stock Unit Grant Agreements comprising the Grant Agreements are hereby modified such that all unvested RSUs are forfeited, except the 63,673 RSUs subject of the March 6, 2023 and March 6, 2024 Restricted Stock Unit Grant notices that are scheduled to vest on or before March 15, 2025; and

ii.
The Performance Restricted Stock Unit Grant Notices and Performance Restricted Stock Unit Grant Agreements comprising the Grant Agreements are hereby modified such that all unvested PSUs are forfeited, except (x) the 87,210 target PSUs subject of the October 19, 2022 Performance Restricted Stock Unit (Revenue CAGR) Grant Notice with a performance period that ends on December 31, 2024; provided, that any such PSUs that vest shall be settled and paid to you prior to March 15, 2025; and (y) the 227,975 target PSUs subject of the October 19, 2022 and March 6, 2023 Performance Restricted Stock Unit (TSR, EBITDA, and Revenue CAGR) Grant Notices with performance periods that end on December 31, 2025; provided, that any such PSUs that vest shall be settled and paid to you prior to March 15, 2026.

Except as expressly provided in this Agreement, your equity awards as set forth in the Grant Agreements shall remain subject to all other terms of the applicable Grant Agreement and the underlying equity plan, as amended from time to time. If the Company materially modifies the terms of the Grant Agreements, you will receive the benefit of such modifications, as if you were a full-time employee with the Company at the time such modifications are made. The equity treatment described in this Paragraph 2.c. is provided as consideration for the Noncompetition Period described in Paragraph 24 below.

3.
Release & Waiver. In exchange for the consideration reflected in Paragraph 2, you (for yourself, your agents, assigns, heirs, executors, and administrators) hereby release and discharge the Company Released Parties from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date you execute this Agreement, and waive all claims relating to, arising out of, or in any way connected with your employment with or separation from the Company; any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: The Age Discrimination in Employment Act (“ADEA”); The Americans with Disabilities Act of 1990, as amended, (“ADA”), 42 U.S.C. § 12101, et seq.; The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, 15 U.S.C. § 9001, et seq.; and any other COVID-19 related laws; The Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff, et seq.; The Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; The Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101, et seq.; The National Labor Relations Act, 29 U.S.C. § 151, et seq.; The Illinois Human Rights Act, 775 ILCS 5/1-101, et seq.; The Illinois Genetic Information Privacy Act, 410 ILCS 513/1 et seq.; The Illinois Right to Privacy in the Workplace Act, 820 ILCS 55/1, et seq.; The Illinois Workplace Transparency Act, 820 ILCS 96/1, et seq.; The Illinois Biometric Information Privacy Act, 740 ILCS 12/1, et seq.; The Illinois Family Military Leave Act, 820 ILCS 151/1, et seq.; The Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS 65, et seq.; The Illinois Personnel Records Review Act, 820 ILCS 40/1, et seq.; The Illinois Victims’ Economic Security and Safety Act, 820 ILCS 180/1, et seq.; The Illinois Wage Payment and Collection Act, 820 ILCS 115/1, et seq.; The Illinois Equal Pay Act, 820 ILCS 112/1, et seq.; The Illinois Minimum Wage Law, 820 ILCS 105/1, et seq.; The One Day of Rest in Seven Act, 820 ILCS 140/1, et seq.; any other Illinois wage law; and any other statutory, regulatory or common law action relating to the payment of wages, bonuses, commissions or other forms of compensation; The Illinois Whistleblower Protection Act, 740 ILCS 174/1, et seq., and any federal, state, local or common law whistleblower law or protection; claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation (including under the Employment Agreement); claims arising from any other type of statute, executive order, law or ordinance; claims arising from contract (including under the Employment Agreement) or public policy, as well as tort, tortious cause of conduct, breach of contract (including related to the Employment Agreement), intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, including common law retaliatory discharge, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and the Illinois Constitution and/or the United States Constitution.

You acknowledge that new facts may be discovered in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

Excluded from this Agreement are any claims which cannot be waived by law, including the right to file a charge with an administrative agency, to participate in a charge filed by another individual or agency, or to participate in an agency investigation. However, you are waiving your right to any monetary recovery or other personal relief in connection with any such charge(s), whether filed by you, another individual, or any agency.

Employee hereby acknowledges and agrees that (i) Employee is hereby entering into this waiver and release knowingly and voluntarily, (ii) the Company has advised Employee, and Employee is hereby advised in writing, that Employee should consult with an attorney prior to executing and re-executing this Agreement, as applicable, (iii) Employee has carefully read and fully understands all of the provisions of this Agreement, (iv) Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing or re-executing, as applicable, and not revoking this Agreement, (v) Employee has been given at least twenty-one (21) days from receipt of this Agreement to consider the terms of this Agreement, and if Employee chooses to execute this Agreement before this twenty-one (21) day consideration period has elapsed, Employee does so knowingly and voluntarily, (vi) no Company Released Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof, and (vii) Employee has been advised that Employee has the right to revoke Employee’s execution of this Agreement for a period of seven (7) days after executing this Agreement, and if Employee wishes to revoke Employee’s execution of this Agreement, Employee must do so in a writing emailed to legal@cccis.com no later than the seventh (7th) day of such revocation period. This Agreement will be effective as of the eighth (8th) day following the date Employee executes this Agreement (such date, the “Effective Date”), assuming Employee has not delivered revocation pursuant to the foregoing. If Employee does not execute this Agreement, or if Employee revokes such execution, this Agreement shall be null and void and neither the Company nor Employee shall have any rights or obligations under it.

The Company’s obligations set forth in this Agreement, including, for the avoidance of doubt, the Separation Benefits, are strictly contingent upon Employee’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Termination Date. Upon Employee’s re-execution of this Agreement (the “Re-Execution Date”), Employee advances to the Re-Execution Date Employee’s release of all claims as set forth in this Paragraph 3. Employee hereby acknowledges and agrees that Employee has been advised by the Company that Employee has the right to revoke Employee’s re-execution of this Agreement for a period of seven (7) days after the Re-Execution Date, and if Employee wishes to revoke Employee’s re-execution of this Agreement, Employee must do so in a writing emailed to legal@cccis.com no later than the seventh (7th) day of such revocation period. If no such revocation occurs, the re-execution of this Agreement shall become effective on the eighth (8th) day following the Re-Execution Date (such date, the “Re-Execution Effective Date”). If Employee does not re-execute this Agreement, or if Employee revokes such re-execution, this Agreement shall be null and void and neither the Company nor Employee shall have any rights or obligations under it, including, for the avoidance of doubt, with respect to the Separation Benefits.

4.
Non-Disparagement. Each party agrees that, at all times following the Termination Date, they (and, in the case of the Company, its subsidiaries and affiliated companies, and it or their current and former board members, and officers acting on behalf of the Company) will not engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other party, or their good will or reputation, or is in any manner detrimental to the other party, and, in the case of the Company, any current parent, subsidiary and affiliated companies and its or their current and former board members, officers, directors, shareholders, insurers, managers, employees, attorneys, agents and representatives, successors and assigns. You agree that you will not contact any person or entity, including without limitation, any former or current employees, directors, officer, customers, suppliers or any business associates of the Company concerning your separation and settlement with the Company, the events leading to the separation and settlement with the Company, or the terms or amounts of this Agreement. You agree that you may only state that “the matter has been resolved” or similar words to that affect. If you breach the provisions set forth in this Paragraph 4, you agree that you will be subject to liquidated damages in Paragraph 12.

Nothing in this Paragraph 4 shall in any way restrict any employee or agent of the Company from performing their regular services or job functions in the ordinary course of business.

5. [RESERVED]

6. Confidentiality of Proprietary Information. You acknowledge that your duties with the Company may have caused you to possess Proprietary Information concerning the business of the Company and its affiliates. Proprietary Information includes, but is not limited to: innovations; ideas; plans; processes; structures; systems; know-how; algorithms; computer programs; software; code; publications; designs; methods; techniques; drawings; apparatuses; government filings; patents; patent applications; materials; devices; research activities; reports and plans; specifications; promotional methods; financial information; forecasts; sales, profit and loss figures; personal identifying information of employees; marketing and sales methods and strategies; plans and systems; customer protocols and training programs; customer, prospective customer, vendor, licensee and client lists; non-public information about customers, prospective customers, vendors, licensees and clients; information about relationships between the Company and its business partners, acquisition prospects, vendors, suppliers, prospective customers, customers, employees, owners, licensees and clients; information about deals and prospective deals; information about products, including but not limited to strengths, weaknesses and vulnerabilities of existing products, as well as product strategies and roadmaps for future products and releases; information about pricing including but not limited to license types, models, implementation costs, discounts and tolerance for discounts; and other confidential, proprietary or trade secret information. The following information will not be considered Proprietary Information under this Agreement:

i.
information that has become generally available to the public through no wrongful act of you;
ii.
information that you identified prior to your employment with the Company; or
iii.
information that is disclosed to the public pursuant to the binding order of a government agency or court.

You acknowledge and agree that all Proprietary Information is proprietary to and/or a trade secret of the Company. Except for disclosures authorized by the Company, you agree that, to the extent you maintain any access to or knowledge of any Proprietary Information, you will hold all Proprietary Information in the strictest confidence.

You understand that your obligations under this Paragraph 6 will terminate only at such time (if any) as the information in question is no longer Proprietary Information as defined in this Paragraph 6 except that: (i) Proprietary Information that does not constitute a trade secret remains confidential for up to three (3) years following the Re-Execution Effective Date; and (ii) Proprietary Information that constitutes a trade secret remains confidential indefinitely pursuant to the Illinois Trade Secrets Act, 765 ILCS 1065.

7. Exclusions and Limitations on Confidentiality and Non-Disparagement Provisions. You agree that this Agreement is mutually binding, mutually beneficial, mutually desired and preferred, and demonstrates actual, knowing, voluntary, bargained-for consideration including the Separation Sum and benefits in Paragraph 2 and mutually binding promises. The parties agree that nothing in this Agreement prohibits them or may be read to prohibit them from:

i.
filing a charge with an administrative agency, and/or participating in a charge filed by another individual or agency, or participating or testifying in an agency investigation;
ii.
reporting any good faith allegation of unlawful employment practices to any appropriate federal, State, or local government agency enforcing discrimination laws;
iii.
reporting any good faith allegation of criminal conduct to any appropriate federal, State, or local official;

iv.
participating in a proceeding with any appropriate federal, State, or local government agency enforcing discrimination laws;
v.
making any truthful statements or disclosures required by law, regulation, or legal process;
vi.
requesting or receiving confidential legal advice regarding this Agreement or otherwise; and
vii.
seeking or receiving any monetary damages, awards or other relief (including, without limitation, accepting any Securities and Exchange Commission awards) in connection with protected whistleblower activity.

Given the above, the parties hereby acknowledge and agree that they have the right to make truthful statements or disclosures about alleged unlawful employment practices or criminal activity. Furthermore, the parties agree and acknowledge that they have the right to report illegal or potentially illegal activity to relevant governmental regulatory bodies or law enforcement agencies, without fear of retaliation or liability for breach of this Agreement.

8. No Other Claims Pending and Disclaimer. You represent and warrant that you have not filed or otherwise initiated any other cause of action or claim against the Company based on events occurring prior to and including the date you execute this Agreement. You further represent and warrant that, as of the date you execute this Agreement, you are unaware of any outstanding lawsuits, charges, complaints, causes of action or claims against the Company.

9. Successors. This Agreement shall apply to you, as well as to your heirs, executors, administrators, and agents. This Agreement also shall apply to and inure to the benefit of the Company and its successors.

10. Notice of Immunity. you understand that nothing in this Agreement is intended to prohibit you from disclosing information, including Confidential or Proprietary Information, which is permitted to be disclosed by the Federal Defend Trade Secrets Act, which provides that:

i. No person shall be held liable under trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or in a filing in a lawsuit or other proceeding, if such filing is made under seal; and

ii. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his/her attorney and use it in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose it, except pursuant to court order.

11. Preservation and Return of Property. You certify and declare that you have: (a) returned to the custody of the Company all Company property that is in your possession, custody or control, including, without limitation, all keys, access cards, Company credit cards and charge cards, in your possession, cell phone, tablet, computer hardware (including but not limited to any hard drives, diskettes, fobs, laptop computers and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate any such hardware), internet connectivity devices, computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, rolodexes, contact lists, employee lists, compensation information, financial data, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that you have relating to the Company (whether those materials are in paper or computer-stored form); (b) returned to the custody of the Company all documents or other items containing, summarizing, or describing any Company information, (including, but not limited to Proprietary Information), and all originals and copies; (c) surrendered for inspection and copying any personal device that you synced with or used to access any Company system; and (d) provided a list of passwords or codes needed to operate or access any of the items referenced in this Paragraph 11. Notwithstanding the foregoing, you may retain copies of any documents to which you are entitled under the Illinois Personnel Record Review Act, 820 ILCS 40/1, et seq. and do not waive any right to request such documents in the future. To the extent you subsequently discover that you have not complied in full with the obligations set forth in this Paragraph 11, you must, within two (2) business days of such discovery: (i) take any and all action necessary to bring yourself into compliance with this Paragraph 11; and (ii) notify the Company in writing of your noncompliance and subsequent action taken to cure such noncompliance. Your re-execution of this Agreement on the Re-Execution Date reaffirms your compliance with this Paragraph 11 as of the Re-Execution Date.

12. Injunctive and Other Relief. You agree and acknowledge that breach of the duties and obligations imposed upon you by this Agreement or otherwise, including without limitation breach of the restrictions imposed in this Agreement, would cause irreparable harm to the Company and/or any Company Released Parties and that such persons cannot be fully compensated for any such breach with money damages. Therefore, you consent to entry of injunctive relief, without the necessity of posting a bond, for any such breach. Such injunctive relief will be in addition to and not in limitation of or substitution for any other remedies or rights to which the Company Released Party might be entitled at law or in equity, including liquidated damages. In the event you breach or threaten to breach any provision of this Agreement, the Company or any Company Released Party may seek the full scope of remedies available under the law. You must immediately return the entire consideration set forth in Paragraph 2 of this Agreement (including any profits or benefits resulting from Paragraph 2.c) to the Company if this Agreement is found to be unenforceable, void or invalid.

13. Applicable Law. This Agreement shall be interpreted, enforced, and governed under the laws of the state of Delaware without regard to the conflict of laws principles thereof.

14. Non-Waiver. The waiver by any Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach.

15. Jurisdiction. To the extent that Paragraph 16 is deemed inapplicable or unenforceable by law with respect to a particular claim (“Excluded Claims”), the Parties agree that such an Excluded Claim shall be brought in a court of competent jurisdiction in Cook County, Illinois. If the Excluded Claim could be brought in federal court, the Excluded Claim shall be maintained in the United States District Court for the Northern District of Illinois. By signing this Agreement, you and the Company expressly consent to personal jurisdiction in Illinois and waive the right to a trial by jury.

16. Dispute Resolution. Any dispute, controversy or claim arising out of or related to your employment with or separation from the Company, this Agreement or any breach of this Agreement, shall first be submitted to mediation administered by the American Arbitration Association (“AAA”)

under its Employment Mediation Procedures. Any dispute which remains unresolved by mediation will be subsequently resolved by binding arbitration administered by AAA, using one arbitrator, in accordance with its Employment Arbitration Rules. Any arbitral award determination shall be final and binding upon the Parties. Whether a particular claim is subject to arbitration shall be exclusively determined by an arbitrator, and not a court. The Parties agree that the mediation and arbitration shall be held in Cook County, Illinois. By signing this Agreement, the Company and you expressly consent to personal jurisdiction in Illinois and waive the right to a trial by jury.

17. Future Assistance. You agree that you will cooperate and make yourself reasonably available to Company personnel in the event your assistance is needed to locate, understand, or clarify work previously performed by you or other work-related issues relating to your employment. You also agree that you will cooperate, assist, and make yourself reasonably available to Company personnel or Company agents on an as-needed basis in order to respond to or address any complaint or issue raised by any person or entity that does/did business with the Company or is/was associated with the Company in any way. Finally, you agree that you will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or otherwise if requested by current Company personnel. You, however, reserve the right to seek legal counsel before offering any such testimony and to assert any and all applicable rights and privileges provided under state or federal law.

18. Severability. The Parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

19. Class Action Waiver. THIS AGREEMENT PROHIBITS YOU AND THE COMPANY FROM FILING, OPTING INTO, BECOMING A CLASS MEMBER IN, OR RECOVERING THROUGH A CLASS ACTION, COLLECTIVE ACTION, OR SIMILAR PROCEEDING IN COURT. THERE WILL BE NO RIGHT OR AUTHORITY FOR ANY DISPUTE TO BE BROUGHT OR HEARD AS A CLASS ACTION AND/OR COLLECTIVE ACTION (“Class and Collective Action Waiver”). THE CLASS AND COLLECTIVE ACTION WAIVER SHALL NOT BE SEVERABLE FROM THIS AGREEMENT IN ANY LAWSUIT IN WHICH (1) THE COMPLAINT IS FILED AS A CLASS ACTION AND (2) THE CIVIL COURT OF COMPETENT JURISDICTION IN WHICH THE COMPLAINT WAS FILED FINDS THE CLASS AND COLLECTIVE ACTION WAIVER IS UNENFORCEABLE (AND SUCH FINDING IS CONFIRMED BY APPELLATE REVIEW IF REVIEW IS SOUGHT). IN SUCH INSTANCES, THE CLASS AND/OR COLLECTIVE ACTION MUST BE LITIGATED IN A CIVIL COURT OF COMPETENT JURISDICTION.

Either Party may lawfully seek enforcement of this Agreement and the Class and Collective Action Waiver and seek dismissal of such class action, collective action, or similar proceeding. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class and Collective Action Waiver is invalid, unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction.

20. Knowledge and Understanding. You acknowledge that you did not engage in any conduct in violation of this Agreement and will not do so in the future. You further acknowledge that, in accordance with the Illinois Workplace Transparency Act, the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act you:

i.
Have been, and are hereby, advised to consult with an attorney prior to executing this Agreement and have had the opportunity to do so;
ii.
Had the opportunity to take at least twenty-one (21) calendar days after receiving this Agreement to review the Agreement;
iii.
Have availed yourself of all opportunities you deem necessary to make a voluntary, knowing, and fully informed decision; and
iv.
Are fully aware of your rights, and have carefully read and fully understands all provisions of this Agreement before signing.

21. Complete Agreement. The Parties acknowledge and agree that this Agreement sets forth the complete agreement between the Parties relating to the subjects herein. You acknowledge and agree that, in executing this Agreement, you do not rely and have not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement or otherwise.

22. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile, DocuSign, electronic (Adobe Acrobat, etc.) and other copies or duplicates of this Agreement are valid and enforceable as originals.

23. Section 409A.

a. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A, and in no event whatsoever will the Company or any of its affiliates or subsidiaries, or any of their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

b. Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date; and (ii) to the extent any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A, then each such payment which is conditioned upon Employee’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years.

c. For purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

d. To the extent that reimbursements or other in-kind benefits hereunder constitute “nonqualified deferred compensation” subject to Section 409A, (i) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

e. Notwithstanding any provision of this Agreement to the contrary, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

f. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to Employee’s “termination”, “termination of employment” or like terms will mean Employee’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

24. Covenants of Non-Competition and Non-Solicitation.

a. Non-Competition. Employee acknowledge that in the course of his employment with and provision of services to CCC he has become familiar with trade secrets and other confidential information of CCC and that his services have been of special, unique and extraordinary value to CCC. Therefore, Employee agrees that, during the Noncompetition Period (as defined below), he shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any Competitor (as defined below) or otherwise engage, directly or indirectly in any business which competes with any business of CCC in any country in which the CCC operates, competes or is engaged in such business or at such time intend so to operate, compete or become engaged in such business. Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as Employee has no direct or indirect active participation in the business of such corporation.

b. Non-Solicitation. During the Noncompetition Period, Employee shall not, directly or indirectly: (i) solicit or recruit for employment or hire or employ any executive officer or other employee of CCC (the “Restricted Employees”), or cause or induce (or communicate with for the purposes of causing) any such Restricted Employees to leave such employment; provided, however, that this restriction shall not prohibit the solicitation for employment through (but shall restrict the hiring or employing of any Restricted Employee who responds to) a general solicitation through advertisements in newspapers or other media of general circulation advertising employment opportunities, to the extent that such advertisements are not aimed specifically at any Restricted Employees; or (ii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by this Paragraph 24 if such activity were carried out by Employee, either directly or indirectly, and in particular Employee shall not, directly or indirectly, induce any employee or representative of CCC to carry out, directly or indirectly, any such activity.

c. Definitions. For the purposes of this Agreement, (i) the term “Noncompetition Period” shall mean the period commencing on the Termination Date and continuing for twenty-four (24) months thereafter; and (ii) the term “Competitor” means any person, corporation, partnership, firm, association or other enterprise or entity that is, or intends to be, directly or indirectly engaged in any business which is in competition with any business of CCC in any country in which CCC operates, competes or is engaged in such business or at such time intends so to operate, compete or become engaged.

d. Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in this Paragraph 24 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Paragraph 24 will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Employee agrees that damages are an inadequate remedy for any breach of the covenants in this Paragraph 24 and that CCC will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Paragraph 24.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

CCC Intelligent Solutions Holdings Inc.

/s/ Kevin J. Kane

By: Kevin J. Kane

Its: SVP, CLO and Secretary

BY SIGNING THIS AGREEMENT, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; IF DESIRED, I HAVE CONSULTED WITH MY ATTORNEY BEFORE SIGNING IT; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY: Michael Silva /s/ Michael Silva
Dated: December 31, 2024

NOT TO BE RE-EXECUTED PRIOR TO THE TERMINATION DATE:

Michael Silva /s/ Michael Silva
Dated: January 7, 2025

[Signature Page to Separation and Arbitration Agreement and General Release]